EXHIBIT 3.(i).4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 POP STARZ, INC.


         The undersigned, being the President of, POP STARZ, INC. (the "Company") and being duly authorized by the Board of Directors hereby certifies that:

         FIRST: Article IV of the Articles of Incorporation is hereby amended to read as follows:

                            ARTICLE IV. CAPITAL STOCK

         4.1 Authorized Shares: The total number of shares of capital stock that the Corporation has the authority to issue is twenty-one million (21,000,000). The total number of shares of common stock that the Corporation is authorized to issue is twenty million (20,000,000) and the par value of each share of such common stock is ($.001). The total number of shares of preferred stock that the Corporation is authorized to issue is one million (1,000,000) and the par value of each share of such preferred stock is ($.001).

         4.2 Rights for Preferred Shares: The board of directors is expressly authorized to adopt, from time to time, a resolution, or resolutions providing shares in each such series and to fix the designations and powers, preferences and relative, participating, optional and other qualifications, limitations and restrictions of such shares, of each such series.

         The foregoing amendment was authorized and adopted by resolution of the Board of Directors and approved by the shareholders evidencing 100% of the total issued and outstanding capital stock entitled to vote, pursuant to a written consent of the shareholders in lieu of a meeting on July 28, 2004. The number of votes cast by the shareholders for approval of the amendment was sufficient for approval.

         IN WITNESS WHEREOF the undersigned hereby submits this Certificate of Amendment to the Articles of Incorporation and affirms the same as true under penalties of perjury this 2nd day of August 2004.




_____________________________________

MICHELLE TUCKER, PRESIDENT/SECRETARY

                       WRITTEN CONSENT IN LIEU OF MEETING
                             OF THE SHAREHOLDERS OF
                                 POP STARZ, INC.


         The undersigned shareholder, representing the holder of all of the Company's issued and outstanding capital stock entitled to vote does hereby adopt and ratify the following actions as if taken at a duly called shareholders meeting.


         1. The Company is hereby authorized to amend its articles of incorporation to provide for the issuance of 20 million shares of common stock and one million shares of preferred stock with such rights and preferences as designated by the Explorations Group, Inc. Board.


________________________________

BY: MICHELLE TUCKER _______________________________

ITS: PRESIDENT

         The foregoing is executed as of August 2, 2004 by Explorations Group, Inc., the holder of all of the issued and outstanding shares of common stock of Pop Starz.

                MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
                                 POP STARZ, INC.
                               HELD AUGUST 2, 2004

         A meeting of the company's Board of Directors was held on the date set forth above. In attendance were Michelle Tucker and Jeffrey Klein. Ms. Tucker chaired the meeting and Mr. Klein recorded the minutes.

         The reason for this meeting was to vote upon an amendment to the company's articles of incorporation which would increase the number of authorized capital stock. Upon motion duly made it was;

         RESOLVED, the company is hereby authorized to amend its articles of incorporation to increase the number of shares of common stock to 20 million shares and to provide for one million shares of preferred stock with such rights and preferences as designated by the Board. .

         Implementation of the foregoing will be subject to the consent of the holders of a majority of the company's currently issued and outstanding capital stock entitled to vote.

         There being no further business, the meeting was, ADJOURNED.


____________________________
Michelle Tucker


___________________________
Jeffrey Klein